EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Encore Medical Corporation:

     We consent to the use of our report dated February 20, 2004, with respect to the consolidated balance sheets of Encore Medical Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2003, incorporated by reference in this registration statement on Form S-4 of Encore Medical Corporation and to the reference to our firm under the heading “Experts” in the related prospectus.

     As discussed in note 7 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002.

/s/ KPMG LLP

Austin, Texas
February 23, 2005